Exhibit 99.1
FOR IMMEDIATE RELEASE                                                                 June 12, 2006
STATE NATIONAL BANCSHARES, INC. ENTERS INTO A DEFINITIVE
AGREEMENT WITH BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
FOR APPROXIMATELY $480 MILLION
Fort Worth, June 12, 2006. State National Bancshares, Inc. (“SNBI”) (NASDAQ: SNBI), the parent company of State National Bank, today announced that it has entered into a definitive agreement with Banco Bilbao Vizcaya Argentaria, S.A., a bank organized under the laws of Spain, (“BBVA”) (MADRID:BBVA) pursuant to which BBVA has agreed to acquired SNBI for approximately $480 million in cash to be financed through BBVA’s internal resources. With this transaction, which is expected to close during the first quarter of 2007, BBVA continues to move forward with its goal of becoming a leading financial services company in the United States.
Under the terms of the agreement, BBVA will pay approximately $480 million in cash (or $38.50 on a per share basis) in exchange for all of SNBI’s outstanding common stock and options. The merger has been approved by the board of directors of SNBI and the appropriate corporate body of BBVA. The acquisition is subject to customary conditions, including the approval of the shareholders of SNBI as well as bank regulatory authorities in the United States and Spain. SNBI has retained Credit Suisse Securities (USA) LLC to act as its financial advisor and to render a fairness opinion in connection with this transaction.
SNBI Chairman and Chief Executive Officer Tom C. Nichols commented, “This transaction takes State National to a new chapter and higher level in its banking journey. We will be joining a 149-year-old banking organization, with global operations. I feel this will be financially rewarding to all of our shareholders and will offer our employees additional opportunities and depth to their banking careers. Finally, our customers will also benefit from the additional products and programs the combined institution will be able to provide.”
José María García (BBVA USA CEO), added, “The acquisition of State National fits extremely well with BBVA’s US strategy, launched in 2004. We are very excited about this transaction because it gives us a leading position in Texas, a priority market for BBVA USA, including strong markets in West Texas and the Fort Worth area. We are pleased to welcome State National to our ranks with its strong emphasis on customer service and excellent risk-return profile. Profitable growth is, of course, a key element of BBVA’s strategy, today and in the future. Value creation is our most important commitment with our shareholders.”
About SNBI

State National Bancshares, Inc. is a bank holding company headquartered in Fort Worth, Texas, with $1.6 billion in assets as of March 31, 2006, offering a broad range of financial products and services primarily through its main subsidiary, State National Bank. State National Bank operates through a network of over 40 banking centers located in Texas and New Mexico.
About BBVA
BBVA is a multinational financial services group that operates in 32 countries. Its stock trades on the Madrid stock exchange and its American depositary receipts trade on the New York Stock Exchange under the symbol BBV. At March 31, 2006, BBVA had 7,456 branches, 94,951 employees, and total assets of 393 billion euros (approximately $497 billion). BBVA provides to its 35 million customers around the world a full range of financial services, including commercial and wholesale banking, retail banking services, consumer loans, mortgages, credit cards, securities brokerage, wealth management, pension plan management and insurance. BBVA is one of the top-three leading Eurozone banks in terms of Return on Equity, Earnings Per Share growth and efficiency.
FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about SNBI that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of SNBI. SNBI cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and related cost savings cannot be realized or realized within the expected time frame; costs and uncertainties related to the outcome of pending litigation; revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which SNBI operates, are less favorable than expected; legislative or regulatory requirements or changes that adversely affect SNBI’s business or regulatory capital requirements, or that alter the regulatory capital treatment of the SNBI’s trust preferred securities; changes in the securities markets and other risks that are described in SNBI’s public filings with the U.S. Securities and Exchange Commission. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, SNBI’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. SNBI assumes no obligation to update such forward-looking statements.

CONTACT: Tom C. Nichols, Chairman, President and Chief Executive Officer, State National Bancshares, Inc., 817-547-1150
For BBVA contact: Julissa Bonfante, BBVA USA Corporate Communications, Telephone: 212-728-1660, email address: Julissa.bonfante@bbvany.com.